Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:

Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Kelly Hennessy, Pure Communications
(617) 227-0552
EPIX Pharmaceuticals Provides Corporate and Financial Update
— Worldwide Strategic Collaborations Signed with GlaxoSmithKline and Amgen; Year Ends with
$109.5 Million in Cash and Investments; Several Near-Term Milestones for 2007—
LEXINGTON, MA, February 27, 2007 - EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX) today outlined its key corporate objectives for 2007 and reported financial highlights for the period ended December 31, 2006.
“This is an extraordinary time for EPIX,” said Michael G. Kauffman, M.D., Ph.D., chief executive officer of EPIX. “The company achieved several transformational milestones in 2006, including the successful completion of the merger with Predix Pharmaceuticals, securing two major pharmaceutical partnerships with Amgen and GlaxoSmithKline, and significant development progress with our four proprietary clinical-stage therapeutic product candidates. Based on our upcoming clinical development milestones combined with our strategic partnerships and financial position, we look forward to an eventful and productive 2007.”
Operational Goals for 2007
Key priorities for the company include:
•	Initiating a Phase 2b trial for PRX-00023 in major depression during the first half of 2007.

•	Obtaining results from a Phase 2a trial of PRX-08066 in pulmonary hypertension associated with chronic obstructive pulmonary disease in mid-2007.

•	Obtaining data from a Phase 1b tolerability trial of PRX-07034 in mid-2007.

•	Obtaining results from a Phase 2a trial of PRX-03140 in Alzheimer’s disease during the second half of 2007.

•	Filing a formal appeal with the Center for Drug Evaluation and Research (CDER) at the FDA asking the CDER director to approve the company’s novel blood-pool imaging agent Vasovist™ (gadofosveset trisodium injection), which is approved for marketing in 30 countries outside of the United States.

Financial Update
As of December 31, 2006, EPIX had cash, cash equivalents and short-term investments of $109.5 million, compared to $113.1 million at the end of the third quarter 2006 and $124.7 at the end of December 31, 2005. EPIX had $100.0 million of convertible debt outstanding at December 31, 2006. Approximately 32.5 million shares of common stock were outstanding.
As noted in a press release issued yesterday, as a result of the ongoing independent review of the company’s past stock options practices by a special committee of the board of directors, the company, in consultation with its audit committee, has concluded that it will need to restate its historical financial statements. The restatement will be necessary to record additional non-cash charges for stock-based compensation expense related to past option grants because the appropriate measurement dates for financial accounting purposes of certain stock option grants differ from the recorded grant dates of those awards. The company has not yet determined the aggregate amount of additional non-cash charges for stock-based compensation expense, nor has it determined the resulting tax impact, if any, or which specific periods require restatement. Accordingly, the company has not announced financial results for the fourth quarter and year ended December 31, 2006.
Kim C. Drapkin, chief financial officer of EPIX, stated, “As noted previously, this review is related exclusively to stock option practices that predate the merger between EPIX and Predix. We are confident that our current controls and accounting practices ensure that the granting and exercising of options are in accordance with our stock option plan requirements and accounted for appropriately in accordance with applicable Generally Accepted Accounting Principles.”
EPIX Recent Highlights and Accomplishments
Dr. Kauffman stated, “Our research and development organization, under the leadership of Dr. Andrew Uprichard, continues to advance our drug development efforts. Our discovery program, under the direction of Dr. Sharon Shacham, one of the inventors of our drug discovery technology, continues to produce compelling programs for further preclinical exploration. We are very pleased with our progress in 2006, which positions us well for the year ahead.”
•	Predix Merger Completed — In mid-August EPIX announced the completion of its merger with Predix Pharmaceuticals Holdings, Inc. As a result of the merger, EPIX broadened its pipeline with four clinical-stage therapeutic product candidates, as well as strengthened its management team.

•	Major Alliance with GlaxoSmithKline (GSK). EPIX signed a worldwide, multi-target, strategic collaboration with GSK to discover, develop and market novel medicines targeting four GPCRs for the treatment of a variety of diseases, including EPIX’s novel 5-HT4 partial agonist program, PRX-03140, in early-stage clinical development for the treatment of Alzheimer’s disease. Through the agreement, EPIX received initial payments of $35 million, including a $17.5 million equity investment, and could be eligible to earn potential milestones and opt-in fees of up to $1.2 billion based on the achievement of certain discovery, development, regulatory and commercial milestones across the four GPCR programs. EPIX will have the opportunity to receive tiered double-digit royalties on sales by GSK of any collaboration-developed product sales, and, if GSK elects to license PRX-03140, has options to promote PRX-03140 for selected indications to specialty physicians in the United States.

•	Major Collaboration with Amgen. EPIX announced a significant collaboration with Amgen for the development of existing EPIX preclinical compounds and new S1P1 modulators. Amgen will be responsible for clinical development and commercialization of the product candidate(s). Under this agreement, EPIX received a non-refundable upfront payment of $20 million. Additionally, if certain clinical, regulatory and sales milestones are achieved, EPIX can earn up to an additional $287.5 million in milestone payments. Under the agreement, EPIX will have the opportunity to receive royalties on future sales of products resulting from this collaboration and will have the option to promote a product resulting from this collaboration to specialty physicians in the United States for a selected indication.

•	Alzheimer’s Study Initiated, Building on Promising Phase 1b Results, Data Expected Second Half of 2007. During the fourth quarter, EPIX initiated a Phase 2a clinical trial to further evaluate PRX-03140 as monotherapy and in combination with donepezil (Aricept®) for the treatment of Alzheimer’s disease. Data indicate that PRX-03140 stimulates acetylcholine production in the brain, and are synergistic with cholinesterase inhibitors, without the peripheral side effects commonly seen with these approved agents. There remains a significant unmet need for Alzheimer’s disease drug therapies that will improve symptoms with minimal side effects.

•	Phase 1 Multiple Ascending Dose Trial Initiated. During the fourth quarter, EPIX announced the initiation of a Phase 1 multiple ascending dose clinical trial to study the pharmacokinetics and tolerability of PRX-07034 in a population of obese, but otherwise healthy, adults. PRX-07034 is a novel, highly selective 5-HT6 receptor antagonist being developed for the treatment of obesity, as well as for cognitive impairment associated with Alzheimer’s disease and schizophrenia.

•	Vasovist™ Approved in Canada and Australia; EPIX Plans to File Appeal to the Director of the Center of Drug Evaluation and Research (CDER). By the end of 2006, Vasovist had been approved for marketing in 30 countries outside the United States.

•	Data on PRX-08066 Presented at National Institutes of Health Conference. Data from three randomized, placebo-controlled Phase 1 clinical trials of PRX-08066, a novel serotonin 5-HT2B receptor antagonist, were presented at the Evolution of Pulmonary Hypertension: Emerging Diseases and Novel

Therapeutics meeting at the National Institutes of Health in Bethesda, Maryland. Data from these trials provide support for the ongoing Phase 2a clinical trial of PRX-08066 in patients with pulmonary hypertension (PH) associated with chronic obstructive pulmonary disease (COPD).

•	Patent for PRX-00023 Issued. The company received a patent “New Arylpiperazinyl Compounds.” The granted claims of the patent include the class of selective 5-HT1A binding compounds discovered by EPIX, pharmaceutical compositions containing them, and specific compounds, including PRX-00023.
Upcoming Investor Presentations:

• C.E. Unterberg, Towbin Investor Event	March 1 – 4, 2007

• Cowen Annual Healthcare Conference	March 12 – 15, 2007
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing novel pharmaceutical products through the use of proprietary technology to better diagnose, treat and manage patients. The company has six internally-discovered therapeutic and imaging drug candidates currently in clinical trials targeting conditions such as depression, Alzheimer’s disease, cardiovascular disease and obesity. The four therapeutic drug candidates consist of PRX-08066 in Phase 2 clinical development for pulmonary hypertension associated with chronic obstructive pulmonary disease, PRX-03140 which is in a Phase 2a clinical trial in Alzheimer’s disease, PRX-00023 which is being developed to treat major depression, and PRX-07034, which is in Phase 1 clinical development for the treatment of obesity and cognitive impairment. The company also has a blood-pool imaging agent (Vasovist™) approved in 30 countries and marketed in Europe, and has EP-2104R, an imaging agent that has completed a Phase 2 clinical trial for the detection of blood clots using MRI. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics, and Bayer Schering Pharma AG, Germany. For more information about EPIX, please visit the company’s website at www.epixpharma.com.
Forward-Looking Statements
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning management’s forecast of financial performance, regulatory and business strategies, the progress of our clinical development program, strategic collaborations and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials, any failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; our inability to further identify, develop and achieve commercial success for new products and technologies; competing products may be more successful; our inability to interest potential partners in our technologies and products, particularly EP-2104R; our inability to achieve commercial success for our products and technologies; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; our inability to successfully in-license products and/or technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission.